Term Sheet

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014,

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated December 1, 2014; Rule 433

$ Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due June 30, 2017

General

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The notes are designed for investors who seek an uncapped, return of at least 1.10 times any appreciation, or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Knock-Out Buffer Amount of 25.00%), of the lesser performing of the S&P 500® Index and the Russell 2000® Index at maturity, and who anticipate that the Ending Index Level of each of the Indices will not be less than the Initial Index Level by more than the Knock-Out Buffer Amount.

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Investors should be willing to forgo interest and dividend payments, and, if the Ending Index Level of either Index is less than the Initial Index Level by more than the Knock-Out Buffer Amount, be willing to lose some or all of their principal at maturity.

—	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
—	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker symbol “RTY”) (each, an “Index” and collectively, the “Indices”)
Upside Leverage Factor:	At least 1.10. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.10.
Knock-Out Event:	A Knock-Out Event occurs if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	25.00%
Payment at Maturity:

If the Ending Index Level of each Index is greater than or equal to its Initial Index Level, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Lesser Performing Index Return multiplied by the Upside Leverage Factor. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)

If the Ending Index Level of either Index is less than its Initial Index Level but a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index Return of the Lesser Performing Index. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)

Because a Knock-Out Event will occur if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount of 25.00%, the Knock-Out Buffer Amount is effectively a cap on your return at maturity if the Lesser Performing Index Return is negative. Under these circumstances, your maximum payment at maturity, which we refer to as the maximum downside payment, is $1,250.00 per $1,000 principal amount note.

If a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Ending Index Level of either Index is less than the Initial Index Level and a Knock-Out Event has occurred, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Index, the closing level of that Index on the pricing date
Ending Index Level:	With respect to each Index, the closing level of that Index on the Observation Date
Pricing Date:	On or about December 23, 2014
Original Issue Date (Settlement Date):	On or about December 31, 2014
Observation Date† :	June 27, 2017
Maturity Date†:	June 30, 2017
CUSIP:	48127D2D9
Other Key Terms:	See “Additional Key Terms” in this term sheet
†

Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $6.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $972.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

December 1, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 7, 2014, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no.1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

—	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

—	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Absolute Index Return:	With respect to each Index, the absolute value of its Index Return. For example, if the Index Return of an Index is -5%, its Absolute Index Return will equal 5%.
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, the “closing level” of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. 4a-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day. Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to three decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places. As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Return Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-1

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL IF THE LESSER PERFORMING INDEX RETURN IS POSITIVE — The notes provide the opportunity to enhance equity returns by multiplying any appreciation in the Lesser Performing Index by the Upside Leverage Factor. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.10. The notes are not subject to a predetermined maximum gain if the Lesser Performing Index Return is positive. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL FOR A RETURN OF UP TO 25.00% ON THE NOTES EVEN IF THE LESSER PERFORMING INDEX RETURN IS NEGATIVE — If the Ending Index Level of either Index is less than its Initial Index Level but a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Index Return of the Lesser Performing Index. Because the Absolute Index Return of the Lesser Performing Index is based on the absolute value of the change from its Initial Index Level to its Ending Index Level, under these circumstances, you will earn a positive return on the notes even if the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. For example, if the Lesser Performing Index Return is -5%, the Absolute Index Return of the Lesser Performing Index will equal 5%. Because a Knock-Out Event will occur if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount of 25.00%, your maximum downside payment is $1,250.00 per $1,000 principal amount note.

—	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1a-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes. Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Return Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-2

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I dated November 7, 2014 and “Risk Factors” in the accompanying underlying supplement no. 1a-I dated November 7, 2014.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Lesser Performing Index Return is positive or negative. If the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount, a Knock-Out Event will occur, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose more than 25% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IF THE LESSER PERFORMING INDEX RETURN IS NEGATIVE IS LIMITED BY THE KNOCK-OUT BUFFER AMOUNT — If the Ending Index Level of either Index is less than its Initial Index Level, and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus a return equal to the Absolute Index Return of the Lesser Performing Index, up to the Knock-Out Buffer Amount of 25.00%. Because a Knock-Out Event will occur if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount, the Knock-Out Buffer Amount is effectively a cap on your return at maturity if the Lesser Performing Index Return is negative, and your maximum downside payment is $1,250.00 per $1,000 principal amount note.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH INDEX — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. The performance of the Indices may not be correlated. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the value of each Index.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Lesser Performing Index. The Ending Index Level of each Index will be determined based on the closing level of that Index on a single day near the end of the term of the notes. In addition, the closing level of each Index at other times during the term

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Return Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-3

of the notes could be less than its Initial Index Level by not more than the Knock-Out Buffer Amount, or could be equal to or greater than its Initial Index Level. This difference could be particularly large if there is a significant decrease in the closing level of either or both of the Indices during the later portion of the term of the notes or if there is significant volatility in the closing level of either or both of the Indices during the term of the notes, especially on dates near the Observation Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of the other Index. Accordingly, if a Knock-Out Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of the other Index is greater than or equal to its Initial Index Level or below its Initial Index Level by less than the Knock-Out Buffer Amount.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Return Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-4

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels of the Indices;
—	the time to maturity of the notes;
—	whether a Knock-Out Event has occurred or is expected to occur;
—	the dividend rates on the equity securities included in the Indices;
—	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the pricing date that a Knock-Out Event could occur. An Index’s volatility, however, can change significantly over the term of the notes. The closing level of an Index could fall sharply on the Observation Date, which could result in a significant loss of principal.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Upside Leverage Factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Upside Leverage Factor.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Return Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-5

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Index?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes that the Lesser Performing Index is the Russell 2000® Index. We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Index will be on the Observation Date. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level for the Lesser Performing Index of 1,150, an Upside Leverage Factor of 1.10 and reflects the Knock-Out Buffer Amount of 25.00%. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.10. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Total Return
Ending Index Level of the Lesser Performing Index	Lesser Performing Index Return	Absolute Index Return of the Lesser Performing Index	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
2,070.000	80.00%	N/A	88.00%	N/A
1,897.500	65.00%	N/A	71.50%	N/A
1,725.000	50.00%	N/A	55.00%	N/A
1,610.000	40.00%	N/A	44.00%	N/A
1,495.000	30.00%	N/A	33.00%	N/A
1,380.000	20.00%	N/A	22.00%	N/A
1,265.000	10.00%	N/A	11.00%	N/A
1,207.500	5.00%	N/A	5.50%	N/A
1,178.750	2.50%	N/A	2.75%	N/A
1,161.500	1.00%	N/A	1.10%	N/A
1,150.000	0.00%	0.00%	0.00%	N/A
1,138.500	-1.00%	1.00%	1.00%	N/A
1,092.500	-5.00%	5.00%	5.00%	N/A
1,035.000	-10.00%	10.00%	10.00%	N/A
920.000	-20.00%	20.00%	20.00%	N/A
862.500	-25.00%	25.00%	25.00%	N/A
862.385	-25.01%	N/A	N/A	-25.01%
805.000	-30.00%	N/A	N/A	-30.00%
690.000	-40.00%	N/A	N/A	-40.00%
575.000	-50.00%	N/A	N/A	-50.00%
460.000	-60.00%	N/A	N/A	-60.00%
345.000	-70.00%	N/A	N/A	-70.00%
230.000	-80.00%	N/A	N/A	-80.00%
115.000	-90.00%	N/A	N/A	-90.00%
0.000	-100.00%	N/A	N/A	-100.00%

(1)	The Ending Index Level of the Lesser Performing Index is greater than or equal to 75.00% of its Initial Index Level.
(2)	The Ending Index Level of the Lesser Performing Index is less than 75.00% of its Initial Index Level.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing level of the Lesser Performing Index increases from the Initial Index Level of 1,150 to an Ending Index Level of 1,207.50. Because the Ending Index Level of the Lesser Performing Index of 1,207.50 is greater than its Initial Index Level of 1,150 and the Lesser Performing Index Return is 5%, the investor receives a payment at maturity of $1,055 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1.10) = $1,055

Example 2: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to an Ending Index Level of 1,092.50 — A Knock-Out Event has not occurred. Although the Lesser Performing

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Index Return is negative, because a Knock-Out Event has not occurred and the Absolute Index Return of the Lesser Performing Index is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 3: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to an Ending Index Level of 862.50 — A Knock-Out Event has not occurred. Although the Lesser Performing Index Return is negative, because a Knock-Out Event has not occurred and the Absolute Index Return of the Lesser Performing Index is equal to the Knock-Out Buffer Amount of 25%, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, the maximum downside payment, calculated as follows:

$1,000 + ($1,000 × 25%) = $1,250

Example 4: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to an Ending Index Level of 575 — A Knock-Out Event has occurred. Because the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount of 25%, a Knock-Out Event has occurred, and because the Lesser Performing Index Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 2, 2009 through November 28, 2014. The closing level of the S&P 500® Index on November 28, 2014 was 2,067.56. The closing level of the Russell 2000® Index on November 28, 2014 was 1,173.229.

We obtained the various closing levels of the Indices below from Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Return Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-8

market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fifth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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